MODIFICATION OF NOTE, MORTGAGE AND OTHER AGREEMENTS

This Modification of Note, Mortgage and other Agreement (the “Modification”) is made to be effective as of July 1, 2014 (the “Effective Date”) by and between PACIFIC SUNWEAR STORES CORP., a California corporation (the “Maker”) whose address is 3450 East Miraloma Avenue, Anaheim, California 92806, and AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company (the “Noteholder”), whose address is Attn: Mortgage and Real Estate Investments, 2525 South Shore Blvd., Suite 207, League City, Texas 77573, to evidence their agreement as follows:

WHEREAS, Maker executed that certain Mortgage, Security Agreement, Financing Statement and Fixture Filing (the “Mortgage”) dated August 20, 2010, recorded with the Johnson County, Register of Deeds in Book 201008, Page 008610, covering the property more particular described therein(“Mortgaged Property”), securing payment of a Promissory Note of even date therewith in the original principal amount of $13,000,000.00, executed by Maker, and payable to the order of Noteholder, bearing interest as therein provided and being due and payable as therein provided (the “Note”);

WHEREAS, the Note, Mortgage and all other documents which secure, evidence or relate to the Note together with any extensions, renewals, replacements, amendments and modifications, including this Modification, are collectively referred to herein as the “Loan Documents”.

WHEREAS, the Noteholder is the owner and holder of the Note and the Mortgage and all other rights and interests securing payment of the Note; and

WHEREAS, Maker desires to amend the Mortgage and the Note, and Noteholder has agreed to such amendments as described herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Modification of the Note. The Note is hereby modified as follows:

a.
Maturity Date. The Maturity Date of the Note is extended to July 1, 2021 (“Extended Maturity Date”). Notwithstanding any contrary provisions of any Loan Document, Maker shall have no further right to extend the Maturity Date of the Note.

b.
Additional Advance; Balance of Note; Interest Rate Adjustment; Payment of Note. Maker and Noteholder agree that upon the Effective Date, the unpaid principal balance of the Note is $12,095,898.40 (“Original Principal Balance”) and interest has been paid through June 30, 2014. At the request of Maker, Noteholder has agreed to increase the principal balance of the Note with an additional advance in the amount of $224,101.60 (“Additional Advance”), which Maker advises Noteholder will be applied to fund the payment of fees, commissions and expenses incurred by Noteholder and Maker, in connection with this Modification, bringing the principal balance on the Note to $12,320,000.00 (“Adjusted Principal Balance”). In addition, the Contract Rate under the Note shall be modified, as of the date of the disbursement of the Additional Advance (“Disbursement Date”), to the rate of five and twenty-five hundredths percent (5.25%) per annum (the “Adjusted Contract Rate”). Principal and accrued interest is payable by Maker to the order of Noteholder in monthly installments of $72,484.39 each, the first installment to become due and payable on August 1, 2014 and one of said installments to become due and payable on the same day of each and every succeeding calendar month thereafter to the Extended Maturity Date, at which time the entire unpaid principal amount, any interest accrued but remaining unpaid, and all other sums due under the Loan Documents, shall be due and payable.

c.
No Further Advances. Notwithstanding anything to the contrary in this Modification or any other Loan Document, Maker and Noteholder agree that upon the Disbursement Date, the Note shall be fully funded and Maker shall not be entitled to request or receive any additional advances under the Note, as amended hereby.

d.	Paragraph one (1) of the Note shall be amended by adding the following language:

“Maker acknowledges and agrees that (i) the monthly installment described in this paragraph is based on the Adjusted Contract Rate and (ii) Noteholder may, but is not obligated to, recalculate the monthly installment due under this Note based upon any change in the rate of interest in effect under this Note, including, but not limited to, a change in interest rate resulting from calculation of interest at the Default Rate as provided in this Note.”

e.	Paragraph nine (9) of the Note shall be deleted in its entirety and replaced with the following:

“This Note shall not be prepayable in whole or in part prior to July 1, 2017 (“Closed Prepayment Period”). Thereafter, Maker reserves the privilege of paying this Note in full on any interest payment date; provided, however, that in addition to the principal and accrued interest payable upon any such prepayment, Maker agrees and promises to pay a premium equal to a percentage of the principal remaining unpaid on the interest payment date next preceding the date of such prepayment according to the following schedule: four percent (4%) during the period commencing July 1, 2017 and ending June 30, 2018; three percent (3%) during the period commencing July 1, 2018 and ending June 30, 2019; two percent (2%) during the period commencing July 1, 2019 and ending June 30, 2020; one percent (1%) during the period commencing July 1, 2020 and ending June 30, 2021, and thereafter until the loan is paid in full; provided that no premium shall be due on payments made within 120 days of the Extended Maturity Date or as a result of the application of insurance or condemnation proceeds to the repayment of the indebtedness due under this Note. If during the Closed Prepayment Period, an Event of Default hereunder exists and the Extended Maturity Date is accelerated by Noteholder, a tender of payment of the amount necessary to satisfy the entire indebtedness evidenced by this Note, as amended, or secured by the Mortgage, as amended, or the other Loan Documents made at any time prior to a foreclosure sale shall be deemed to constitute an attempted evasion by Maker of the preceding restrictions on the right of prepayment and shall be deemed a voluntary prepayment hereunder, and such payment must therefore include a prepayment fee equal to the lesser of (a) the prepayment fee provided for in this paragraph, or if no fee is provided, 8% on the then outstanding principal balance, or (b) the maximum amount, which when added to all other interest charged, paid or contracted for hereunder, would not exceed the Maximum Nonusurious Rate for this loan.

2.
Modification of Mortgage and other Loan Documents. The liens, security interests, assignments and other rights evidenced by the Mortgage, as previously amended, and the other Loan Documents, as previously amended, are renewed and extended to secure payment of the Note as amended hereby.

3.
Conditions Precedent to Effectiveness. The effectiveness of this Modification shall be conditioned upon the receipt of all or verification of the following documents and events upon terms and conditions acceptable to Noteholder:

a.	a duly executed original of this Modification signed by all parties hereto, with all such signatures being notarized;

b.	any and all other documentation as Noteholder may reasonably require.

4.
Maker’s Representations and Warranties. Maker represents and warrants that Maker: (i) is fully aware of and clearly understands all of the terms and provisions contained in this Modification; (ii) has voluntarily, with full knowledge and without coercion or duress of any kind, entered into this Modification; (iii) is not relying on any representation, whether written or oral, express or implied, made by Noteholder other than as set forth in this Modification; (iv) on its own initiative has made proposals to the Noteholder, the terms of which are reflected by this Modification; and (v) has received actual and adequate consideration to enter into this Modification.

5.	Miscellaneous.

a.
Except as expressly modified hereby, the provisions of the Loan Documents shall continue in full force and effect, and the Maker acknowledges and reaffirms its liability to Noteholder thereunder. In the event of any inconsistency between this Modification and the terms of the Loan Documents, this Modification shall govern.

b.
In case any one or more of the provisions contained in this Modification shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Modification shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

c.	Noteholder does not, by its execution of this Modification, waive any rights it may have against any person not a party hereto.

d.	This Modification may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

e.	All headings and captions in this Modification are for convenience of reference only and shall not be used in the interpretation of any provisions of this Modification.

f.	Time is of the essence of this Modification.

g.	Where appropriate, all references to the singular shall include the plural and vice versa and all references to any gender shall include the others.

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IN WITNESS WHEREOF, the parties have executed this Modification of the date first set forth above.

MAKER:

PACIFIC SUNWEAR STORES CORP.,
a California corporation

By:	/s/ CRAIG E. GOSSELIN
Name:	CRAIG E. GOSSELIN
Its:	PRESIDENT

(See Attached Notary)

NOTEHOLDER:

AMERICAN NATIONAL INSURANCE
COMPANY, a Texas insurance company

By:	/s/ ROBERT J. KIRCHNER
Name:	ROBERT J KIRCHNER
Title:	VICE PRESIDENT

THE STATE OF TEXAS	§
§
COUNTY OF GALVESTON	§

BEFORE me ____________________, a Notary Public, on this day personally appeared ______________________, the _________________ of AMERICAN NATIONAL INSURANCE COMPANY, a Texas insurance company, on behalf of said insurance company, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this ____ day of June 2014.

_________________________________
NOTARY PUBLIC-STATE OF TEXAS